UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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HOW TO VOTE - PLEASE VOTE TODAY! IMPORTANT INFORMATION - PLEASE READ! Dear Shareholder, We are reaching out to request your assistance as a valued shareholder of the XAI Floating Rate & Alternative Income Trust (the "Trust"). The Trust is scheduled to hold an upcoming Special Meeting of Shareholders on July 30, 2026. Enclosed are proxy materials describing an important proposal shareholders are being asked to vote on in connection with the meeting. While the full details are included in the proxy statement, we have also summarized the key points below for your convenience. We encourage you to review the materials and submit your vote as soon as possible. PROPOSAL FOR SHAREHOLDER APPROVAL To approve a new investment sub-advisory agreement among the Trust, XA Investments LLC and ? If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com 1 Rockford Tower Asset Management, L.L.C. KEY HIGHLIGHTS NO CHANGE IN ADVISORY FEE RATES POTENTIAL FOR INCREASED DISTRIBUTIONS AND IMPROVED PERFORMANCE NO CHANGE IN THE FUND'S INVESTMENT OBJECTIVES OR STRATEGIES If the proposal is approved, Rockford Tower Asset Management, L.L.C. ("Rockford Tower") will serve as sub- adviser to the Trust pursuant to a new investment sub-advisory agreement among the Trust, XA Investments LLC and Rockford Tower. The Board expects that Rockford Tower's execution of the Fund's strategy will be more dynamic and opportunistic with respect to both asset allocation and security selection which the Board believes will be beneficial to the Trust and its shareholders. Additionally, if approved, there will be no changes to the Trust's investment objectives, strategies, policies, or advisory fee rates. The proposal and its potential benefits are more fully described in the enclosed proxy statement. THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL INTERNET Visit the website listed on your proxy card, enter your control number and follow the simple on- screen instructions. PHONE Call the toll-free number listed on your proxy card. MAIL Sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Additional Information Regarding the Proposal

Proposal 1: To approve a new investment sub-advisory agreement among the XAI Floating Rate & Alternative Income Trust (the “Trust”), XA Investments LLC (“XAI”) and Rockford Tower Asset Management, L.L.C. (“King Street Sub-Adviser”).

•	The Board of Trustees of the Trust has unanimously approved the King Street Sub-Adviser, which is an affiliate of King Street Capital Management, L.P. (“King Street”), to serve as investment sub-adviser for the Trust pursuant to a new investment sub-advisory agreement.

•	King Street is a leading global alternative asset manager founded in 1995 that manages assets across an institutional platform spanning multiple segments of the public and private markets. As of December 31, 2025, King Street had $30.0 billion in assets under management. King Street manages 19 U.S. CLOs and nine European CLOs, which total over $12 billion in assets. The firm combines rigorous research, tactical trading, and flexible deployment to create differentiated and opportunistic investment solutions and outcomes. XAI and the Trust desire to enter into a relationship whereby King Street will provide its premier and institutional investment management abilities to the Trust.

•	XAI expects that King Street’s execution of the XFLT strategy will be more dynamic and opportunistic with respect to both asset allocation and security selection which we believe will be beneficial to the Trust and its shareholders. King Street will allocate the Trust’s assets on a more active basis between U.S. collateralized loan obligations (“CLOs”) and European CLOs, including both debt and equity, in addition to asset-backed securities and broadly syndicated loans of both U.S. and European issuers.

•	The Board believes that approval of this proposal will benefit XFLT in the following ways:

-	Potential for increased distributions and improved performance over time;

-	King Street’s institutional quality investment management track record; and

-	Rigorous research and credit analysis, tactical trading capabilities, and adaptive investment approach to tailor its management to meet the Trust’s investment objective.

•	If approved by shareholders, there will be no changes to the Trust’s investment adviser, XAI. Additionally, there will be no changes to the Trust’s investment objectives, strategies, policies, or advisory fee rates. As noted above, King Street’s management of the Trust’s strategy will be more dynamic and opportunistic.

If you have any questions or need assistance voting your shares, please contact the Trust’s proxy solicitation firm,
Okapi Partners LLC, toll-free, at (855) 305-0855 or by email at XAI@okapipartners.com.